Exhibit 10.1

SECOND AMENDMENT TO AMENDED AND RESTATED LEASE

This SECOND AMENDMENT TO AMENDED AND RESTATED LEASE (“Amendment”) is made as of June 11, 2024 (the “Effective Date”), by and between LOTS 21 & 22 OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and IONIS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.         Landlord and Tenant are parties to that certain Amended and Restated Lease Agreement dated as of August 21, 2023, as amended by that certain First Amendment to Amended and Restated Lease dated as of November 6, 2023 (together, the “Lease”), pursuant to which Tenant leases from Landlord certain Premises that include certain Land, a Building under construction containing approximately 164,757 rentable square feet in the aggregate, and certain other improvements, all as more particularly described in the Lease.

C.         Tenant desires to commence the construction of its Tenant Improvements earlier than originally anticipated and Landlord and Tenant have agreed to modify the scope of work necessary for Delivery Condition to occur for the purposes of facilitating the same.

D.         The parties desire to amend the Lease in order to amend, among other things, the definition of Delivery Condition and certain matters related thereto.

D.         Capitalized terms not defined herein have the meanings given to such terms in the Lease.

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the above Recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

The Lease is hereby amended as follows:

1.          Delivery Condition.  Schedule 7 to Exhibit B to the Lease is hereby deleted and replaced in its entirety by Schedule 7 attached to this Amendment.

2.          Estimated Calculation Notice. Section 2.1.2 of the Lease is hereby amended by deleting the words “one hundred eighty (180)” in the first line thereof and inserting the words “two hundred seventy (270)” in their place.

3.          Delivery Date. Within Section 3.1 of the Work Letter, Exhibit B to the Lease, the definition of Delivery Date is hereby deleted and replaced in its entirety with the following:

“As used herein, the “Delivery Date” means the date  that is the earlier to occur of (x) the date (i) the Landlord’s Construction Work is in the condition required by Schedule 7 (the “Delivery Condition”), and (ii) Landlord has provided Tenant with reasonably continuous and uninterrupted access to the Project for the construction of Tenant Improvements, subject to the reasonable requirements necessary for, and established by, Landlord's General Contractor to allow it to achieve Substantial Completion, complete the Punchlist Items and exercise any of its other rights or obligations under this Work Letter and the Lease within the time periods set forth herein, and (y) sixty (60) days after the date that Tenant enters any portion of the Premises for the commencement of substantial work in connection with the Tenant Improvements; provided, however, in no event shall minor work such as the MEP deck inserts/hangers or other minor work that is installed early in the interest of efficiency be considered the commencement of the Tenant Improvements, and in no event shall the Delivery Date be any earlier than November 6, 2024.”

4.         Construction of the Tenant Improvements and LCW by Tenant; Coordination. Section 6.4(a) of the Work Letter, Exhibit B to the Lease, is hereby amended by deleting within the third paragraph the words “the first day of the 18th month” and inserting the words “the first day of the 21st month” in their place.

5.          Successors and Assigns.  Subject to the provisions of Article 5 of the Lease, the provisions of the Lease, as affected by this Amendment, shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators, and assigns of Landlord and Tenant.

6.          Tenant Improvement Allowance; Funding of TI by LL. The last sentence of the first paragraph of Section 10.2(a) of the Work Letter, Exhibit B to the Lease, is hereby amended and restated in its entirety as follows:

“Landlord shall have no obligation to make any disbursements of TI Allowance not properly requisitioned by Tenant by the date that is one year following the Commencement Date and Tenant shall have no further right to any undisbursed TI Allowance thereafter; provided that the portion of the TI Allowance not requisitioned by Tenant with respect to the Day 1 Space may be requisitioned by Tenant for the Day 2 Space by the date that is 21 months following the Commencement Date, and, thereafter, Tenant shall have no further right to any undisbursed TI Allowance.”

7.         Submission. The submission of this Amendment to Tenant or a summary of some or all of its provisions for examination does not constitute a reservation of or option to amend the Lease as set forth herein until fully executed by Tenant and Landlord.  Landlord represents that this Amendment has been  approved by the holder of any mortgage or deed of trust covering the Land having the right to approve this Amendment.

8.        Authority. Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has duly executed and delivered this Amendment; (c) the execution, delivery and performance by Tenant of this Amendment (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action (subject to the immediately following paragraph), (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Amendment; and (d) this Amendment is a valid and binding obligation of Tenant in accordance with its terms.

Landlord warrants and represents that (a) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b)  Landlord has duly executed and delivered this Amendment; (c) the execution, delivery and performance by Landlord of this Amendment (i) are within the powers of Landlord, (ii) have been duly authorized on behalf of Landlord by all requisite action and (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound; and (d) this Amendment is a valid and binding obligation of Landlord in accordance with its terms.

9.          No Other Modifications.  Except as modified in this Amendment, all other terms and conditions of the Lease shall remain unchanged and in full force and effect.  As amended by this Amendment, the Lease represents the entire agreement between the parties with respect to the matters set forth herein. To the extent of a conflict between the terms of the Lease and this Amendment, this Amendment shall prevail.

10.        Counterparts. This Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on the day and year first above written.

LANDLORD:

LOTS 21 & 22 OWNER (DE) LLC, a Delaware
limited liability company

By: /s/Tycho Suter
Name: Tycho Suter
Title: Vice President

By: /s/Kristen Binck
Name: Kristen Binck
Title: Vice President

TENANT:

IONIS PHARMACEUTICALS, INC., a
Delaware corporation

By: /s/Beth Hougen
Name: Beth Hougen
Title: CFO

SCHEDULE 7

DELIVERY CONDITION

1.
The following is not required for the achievement of Delivery Condition but Landlord shall continue diligently and continuously, subject to Sections 7 and 12 of the Work Letter, following Delivery Condition, to use good faith, diligent efforts to prosecute the same, estimated for completion by February 21, 2025: the Building becomes “dried in” meaning that it is a “water tight shell”, whether by permanent or temporary measures, in a manner that Landlord reasonably determines in good faith, based on the input of General Contractor, will not interfere with the progress of the Tenant Improvements in any material way due to the condition of the Building exterior.

2.
As part of Tenant’s schematic document submission to Landlord for the Tenant Improvements, Tenant shall identify any locations (not to exceed a reasonable number) where Tenant desires to place deck inserts on each floor of the Premises to accommodate Tenant’s internal staircases or similar, customary items consistent with comparable first-class buildings used for life sciences purposes. Landlord shall cooperate and collaborate with Tenant to allow for the installation of such approved deck inserts, if any, prior to the occurrence of Delivery Condition, subject to agreeing with Tenant on the minimum amount of Tenant Delay resulting from the same and the other terms and conditions of the Work Letter.

3.	Tenant shall have safe and reasonably efficient access to the work site.

4.
Installation of floors should be sufficiently complete to allow layout to begin of floor surfaces, column lines, control lines or (to the extent applicable) Trimble reference points.  Any stored material for Landlord’s Construction Work (including turnover attic stock) must be located outside of the building (on site), or in an area or areas on each applicable floor designated by the General Contractor that permit the orderly progress of Tenant Improvements.

5.	Site access is available, as reasonably designated by the General Contractor, for efficient material delivery and Building loading.

6.	Site access is available for the Tenant Improvement contractor and subcontractor’s construction trailer (if applicable) and laydown space in a location reasonably designated by the General Contractor.

7.
Temporary electrical infrastructure is available to the Premises and Building, with sufficient capacity to power small tools, temporary lighting, and equipment to provide temporary ventilation/heating to perform the Tenant Improvements using normal means of power use.

8.
The following is not required for the achievement of Delivery Condition but Landlord shall continue diligently and continuously, subject to Sections 7 and 12 of the Work Letter, following Delivery Condition, to use good faith, diligent efforts to  prosecute the same, for completion by April 23rd, 2025: Tenant’s Contractor has ability to terminate electrical wires in electrical switchgear and distribution boards installed as part of the Landlord’s Construction Work.

9.
Tenant’s contractor is able to use fire stairs to travel to and from the street level and between each Tenant floor by either permanent or temporary means.  Use of stairs subject to coordination with Landlord’s completion of finishes and inspections of the stairs.